Exhibit 10.1

1 Hershey Drive Smith Falls, ON K7A 0A8 (855)558-9333 invest@canopygrowth.com www.canopygrowth.com

August 16, 2024

Judy Hong

Employee Number: 6275

BY EMAIL

Dear Judy:

The Board is pleased to confirm that effective August 15, 2024, the following change will be made with respect to your employment with Canopy Growth Corporation USA, LLC (the “Company”). Please note that unless explicitly changed within this letter, all other terms of your Employment Agreement, as amended by any subsequent amending agreement(s), remain intact. If we have not received a signed document within seven days of issuing this letter, this will become null and void.

Retention Bonus

We are pleased to offer you a retention bonus of $150,000 USD (one hundred and fifty thousand dollars) subject to statutory deductions and withholdings (the “Retention Bonus”), if you remain employed by the Company between now and October 1, 2025 (the “End Date”), which will be paid out to you on the next regular scheduled pay date post the end date, and you continue to perform your current position.

This Retention Bonus will be on top of any termination entitlements owed to you in the event that the Company is required to terminate your employment at any point in the future. The following constitute the further terms of our Retention Bonus offer:

1.	In the event that you resign your employment between now and the October 1, 2025, you will not have earned the Retention Bonus and therefore will not be entitled to any portion of same.

2.	In the event that your employment is terminated for just cause between now and the End Date, you will not have earned the Retention Bonus and therefore will not be entitled to any portion of same.

3.	In the event that your employment is terminated without cause between now and the End Date, the Company will pay you the Retention Bonus in addition to your termination entitlements.

Finally, we would like to take this opportunity to remind you of your ongoing obligations of confidentiality to the Company pursuant to the terms of your employment agreement. The terms of this Retention Bonus letter are not to be disclosed by you to anyone other than immediate family, legal counsel or your financial advisor.

If you have questions about any of the information contained in this Retention Bonus letter, please contact Chrissy McHardy by email at chrissy.mchardy@canopygrowth.com.

1 Hershey Drive Smith Falls, ON K7A 0A8 (855)558-9333 invest@canopygrowth.com www.canopygrowth.com

Regards,

/s/ David Klein
David Klein
Chief Executive Officer

I acknowledge that I have read and understand the terms of employment set out above.

Dated at New York City, this 19th day of August , 2024.

/s/ Judy Hong
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Judy Hong
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